Exhibit (h)(1)

FORM OF PLACEMENT AGENCY AGREEMENT

AGREEMENT made this [          ]th day of [              ], 2008, between LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES TEI FUND, a Delaware statutory trust (the “Fund”), and Legg Mason Investor Services, LLC (the “Placement Agent”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and it is in the interest of the Fund to offer its shares for sale continuously and to appoint one or more principal underwriters for the purpose of facilitating such offers and sales;

WHEREAS, the Fund and the Placement Agent wish to enter into an agreement with each other with respect to the continuous offering of the Fund’s shares of beneficial interest (the “Shares”);

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Placement Agent.

The Fund hereby appoints the Placement Agent a principal underwriter in connection with the offering and sale of the Shares on the terms set forth in this Agreement and the Placement Agent hereby accepts such appointment and agrees to act hereunder.

Section 2. Services and Duties of the Placement Agent.

(a) The Placement Agent agrees to sell, as agent for the Fund, from time to time during the term of this Agreement, Shares upon the terms described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the prospectus included as part of the Fund’s Registration Statement, as such prospectus may be amended or supplemented from time to time, and the term “Registration Statement” shall mean the Registration Statement most recently filed from time to time by the Fund with the Securities and Exchange Commission (the “Commission”) and effective under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

(b) The Placement Agent will hold itself available to receive orders, satisfactory to the Placement Agent, for the purchase of Shares and will accept such orders on behalf of the Fund and will transmit such orders as are so accepted to the Fund’s transfer agent as promptly as practicable. The Placement Agent shall promptly forward to the Fund’s custodian funds received in respect of purchases of Shares in accordance with the instructions of the Fund’s administrator. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

(c) The Placement Agent shall have the right to buy from the Fund the Shares needed, but not more than the Shares needed (except for clerical errors in transmission), to fill unconditional orders for Shares placed with the Placement Agent by investors and securities dealers. The price for each Share so purchased from the Fund shall be the net asset value per Share, determined as set forth in the Prospectus, used in determining the public offering price on which such orders were based. The Placement Agent will use its best efforts to sell Shares, and it is understood that the Placement Agent does not undertake to sell any specific number or amount of Shares or to purchase any Shares for its own account.

(d) The Shares are to be offered by the Placement Agent at the public offering price, as set forth in the Prospectus, to investors.

(e) The Placement Agent will not make offers or sales of Shares except in the manner set forth in the Registration Statement. The Fund has established procedures that are to be followed in connection with the offer and sale of Shares, and the Placement Agent agrees not to make offers or sales of any Shares except in compliance with such procedures. In this regard, the Placement Agent agrees that:

(i) No sale of Shares to any one investor will be for less than the minimum amount as may be specified in the Prospectus or as the Fund otherwise shall advise the Placement Agent.

(ii) No offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(iii) Sales of Shares will be made only to “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated under the 1933 Act.

(f) In connection with purchases and repurchases of Shares, the Fund authorizes and designates the Placement Agent to take any action, and to make any arrangements for the collection of purchase monies or for the payment of repurchase proceeds authorized or permitted to be taken or made in accordance with the 1940 Act and as set forth in the Agreement and Declaration of Trust, By-Laws and the then-current Prospectus of the Fund.

(g) The authority of the Placement Agent under this Section 2 may, with the consent of the Fund, be redelegated in whole or in part to another person or firm. If, consistent with this paragraph, the Placement Agent enters into selling agreements with other brokers or dealers as selling agents or selected dealers or with registered investment advisers or other intermediaries which may recommend, or make available for purchase, to their own respective clients or customers Shares of the Fund, it agrees to do so on a form approved by the Fund’s officers.

(h) The Fund shall furnish the Placement Agent, with all possible promptness, each computation of net asset value per Share.

(i) Nothing herein contained shall prevent the Placement Agent from entering into like distribution arrangements with other investment companies.

Section 3. Repurchase of Shares by the Fund.

(a) Any of the outstanding Shares may be tendered for repurchase pursuant to a tender offer made by the Fund, and the Fund agrees to repurchase the Shares so tendered in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder and the applicable tender offer provisions set forth in the Prospectus of the Fund. The price to be paid to repurchase the Shares shall be equal to the net asset value per Share, determined as set forth in the Prospectus. All payments by the Fund hereunder shall be made in the manner set forth below.

(b) The Fund shall pay the total amount of the repurchase price as defined in Section 3(a) above pursuant to the instructions of the Placement Agent or return the tendered Shares promptly following the termination or withdrawal of the tender offer.

(c) The proceeds of any repurchase of Shares shall be paid by the Fund to or for the account of the shareholder in accordance with the applicable provisions of the Prospectus.

(d) Repurchases of Shares pursuant to a tender offer or payment may be suspended at such times as may be determined by the Board of Trustees of the Fund as set forth in the Prospectus including, without limitation, in order to comply with Regulation M-A under the 1934 Act.

(e) The Placement Agent acknowledges that repurchase proceeds may be reduced by the amount of any redemption or similar fee described in the Prospectus.

Section 4. Duties of the Fund.

(a) The Fund agrees to sell its Shares on the terms and in the manner described in the Prospectus so long as it has Shares available for sale and to cause the Fund’s transfer agent to record on its books the ownership of such Shares registered in such names and amounts as the Placement Agent has requested in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the written request of the Placement Agent therefor.

(b) The Fund shall keep the Placement Agent fully informed with regard to its affairs and shall, to the extent permitted by applicable law, furnish to the Placement Agent copies of all publicly available information, financial statements and other documents which the Placement Agent may reasonably request for use in connection with the distribution of Shares of the Fund, and this shall include one certified copy, upon request by the Placement Agent, of all financial statements prepared for the Fund by independent accountants and such reasonable number of copies of its most current Prospectus and annual and interim reports as the Placement Agent may request and shall cooperate fully in the efforts of the Placement Agent to sell and arrange for the sale of the Shares and in the performance of the Placement Agent under this Agreement.

(c) The Fund shall take, from time to time, such steps, including payment of the related filing fee, as may be necessary to register its Shares under the 1933 Act to the end that there will be available for sale such number of Shares as the Placement Agent may be expected to sell. The Fund agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading.

(d) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of its Shares for sale under the securities laws of such states as the Placement Agent and the Fund may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Fund as a broker or dealer in such states; provided that the Fund shall not be required to amend its Agreement and Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of the Shares in any state from the terms set forth in its Registration Statement and Prospectus, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of the Shares. The Placement Agent shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualifications.

Section 5. Fees and Expenses.

(a) As set forth in the Prospectus, the Placement Agent is entitled to charge a sales load to each investor on the purchase price of such investor’s Shares as follows: investments of less than $150,000 will be subject to a sales load of 2.5%; investments of $150,000 - $499,999 will be subject to a sales load of 2%; investments of $500,000 - $999,999 will be subject to a sales load of 1.5%; and investments of $1,000,000 or more will be subject to a sales load of 1%.  The Placement Agent may, in its discretion, waive the sales load for certain investors as set forth in the Prospectus. If the Fund’s offering of Shares is terminated, the Placement Agent will not receive any further sales load or other compensation under this Agreement, other than any indemnification expenses payable pursuant to Section 6 of this Agreement.

(b) The Fund shall bear all costs and expenses of the continuous offering of the Shares in connection with: (i) its fees and disbursements of its counsel and independent accountants, (ii) the preparation, filing and printing of any registration statements and/or prospectuses required to be filed by and under the federal and state securities laws, (iii) the preparation and mailing of annual and interim reports, prospectuses and proxy materials to shareholders and (iv) the qualifications of Shares for sale and of the Fund as a broker or dealer under the securities laws of such states or other jurisdictions as shall be selected by the Fund and the Placement Agent pursuant to Section 4(d) hereof and the cost and expenses payable to each such state for continuing qualification therein.

(c) The Placement Agent shall bear (i) the costs and expenses of preparing, printing and distributing any materials not prepared by the Fund and other materials used by the Placement Agent in connection with its offering of the Shares for sale to the public, including the additional cost of printing copies, at printer’s over-run cost, of the Prospectus and of annual and interim reports to shareholders other than copies thereof required for distribution to shareholders or for filing with any federal and state securities authorities, (ii) any expenses of advertising incurred by the Placement Agent in connection with such offering and (iii) the expenses of registration or qualification of the Placement Agent as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

Section 6. Indemnification.

The Fund agrees to indemnify, defend, and hold free and harmless, the Placement Agent, its officers and directors and any person who controls the Placement Agent within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Placement Agent, its officers, directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Placement Agent to the Fund for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or Trustee of the Fund or who controls the Fund within the meaning of Section 15 of the 1933 Act, shall not inure to the benefit of such officer, Trustee or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Placement Agent against any liability to the Fund or to its security holders to which the Placement Agent would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Fund’s agreement to indemnify the Placement Agent, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Fund’s being promptly notified of any action brought against the Placement Agent, its officers or directors, or any such controlling person, such notification to be given to the Fund at its principal business office. The Fund agrees promptly to notify the

Placement Agent of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issue and sale of any Shares.

The Placement Agent agrees to indemnify, defend, and hold free and harmless, the Fund, its Trustees and officers and any person who controls the Fund, if any, within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its Trustees or officers or any such controlling person may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, its Trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Placement Agent to the Fund for use in the preparation of the Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in such information or a fact necessary to make such information not misleading, or the Placement Agent’s performance or failure to perform its duties and obligations under this agreements, it being understood that the Fund will rely upon the information provided by the Placement Agent for use in the preparation of the Registration Statement and Prospectus. The Placement Agent’s agreement to indemnify the Fund, its Trustees and officers, and any such controlling person as aforesaid is expressly conditioned upon the Placement Agent’s being promptly notified of any action brought against the Fund, its Trustees or officers or any such controlling person, such notification to be given to the Placement Agent at its principal business office.

Section 7. Compliance with Securities Laws.

The Fund represents that it is registered as a closed-end management investment company under the 1940 Act, and agrees that it will comply in all material respects with the provisions of the 1940 Act and of the rules and regulations thereunder. The Fund and the Placement Agent each agree to comply in all material respects with the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 4(d), applicable state “Blue Sky” laws. The Placement Agent agrees to comply in all material respects with the applicable terms and provisions of the 1934 Act.

Section 8. Term of Agreement; Termination.

This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect for a period more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

This Agreement shall terminate automatically in the event of its assignment (as defined by the 1940 Act) unless the Commission has issued an order exempting the Fund and the Placement Agent from the provisions of the 1940 Act which would have otherwise have effected the termination of this Agreement. In addition, this Agreement may be terminated by either party at any time, without penalty, on not more than sixty days’ nor less than thirty days’ written notice to the other party.

In the event the offering and sale of the shares is terminated and the Board of Trustees determines to reimburse the Placement Agent for expenses relating to the offering, the Placement Agent will be reimbursed only for actual accountable out-of-pocket expenses, in accordance with NASD Rule 2710,(f)(2)(D).

Section 9. Notices.

Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Placement Agent at [                ], Attention: [        ], or (2) to the Fund at 620 Eight Avenue, New York, NY 10018, Attention: R. Jay Gerken.

Section 10. No Personal Liability.

The Trustees have authorized the execution of this Agreement in their capacity as Trustees and not individually and the Placement Agent agrees that neither the shareholders nor the Trustees nor any officer, employee, representative or agent of the Fund shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Fund, that the shareholders, Trustees, officers, employees, representatives and agents of the Fund shall not be personally liable hereunder, and that it shall look solely to the property of the Fund for the satisfaction of any claim hereunder.

Section 11. Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LEGG MASON INVESTOR SERVICES, LLC

By:
Name:
Title:

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES TEI FUND

By:
Name:
Title: